BASELINE OIL & GAS CORP. ENTERS INTO DEFINITIVE PURCHASE AND SALE AGREEMENT TO
           ACQUIRE GULF COAST ASSETS FROM DSX ENERGY FOR $100 MILLION

August 15, 2007 - Baseline Oil & Gas Corp. ("Baseline" or the "Company") (OTCBB:
BOGA) announced today that it had entered into a definitive Purchase and Sale Agreement ("PSA") to acquire producing properties from DSX Energy Limited, LLP ("DSX") for consideration of $100 million, subject to certain adjustments and closing conditions. Baseline will operate a 100% working interest in the properties. The Company expects to close the acquisition on or before October 30, 2007.

Following execution of the PSA, Baseline delivered a $2.5 million earnest money deposit to DSX, which will be credited against the purchase price at closing. The earnest money deposit was advanced by Baseline's senior lenders, pursuant to a letter agreement amending certain provisions of Baseline's senior credit agreement.

As a condition to closing, Baseline has engaged a third party engineering firm to prepare an independent evaluation of proved reserves as of June 1, 2007. If the independent reserve report shows total proved net hydrocarbon reserves to be less than 40 Bcfe, then the Company will have the right, exercisable no later than August 27, 2007, to terminate the PSA. Should Baseline elect to terminate the PSA, the Company will be entitled to the return of the earnest money deposit, less $200,000 to be retained by DSX as consideration for the removal of the assets from the market while the third party reserve report is being prepared.

Baseline intends to utilize a combination of debt and a convertible instrument in order to fund the purchase. Therefore, Baseline's ability to close the transaction is contingent upon Baseline's ability to raise sufficient capital and the failure to do so could result in DSX terminating the PSA and retaining the earnest money deposit.

The DSX assets are situated within the Blessing Field area, located in Matagorda County, south Texas, on trend with several prolific Frio fields. The Blessing Field has to date produced more than 300 Bcf of natural gas plus 15 Mmbbls of crude oil from 19 normally pressured Frio sands at depths of approximately 8,600 feet. As a result of a proprietary 3D seismic survey, DSX has drilled 12 successful wells to date, experiencing a 100% success rate, and has established production in 5 separate fault blocks, with proved and probable reserves in 21 different sands.

The "New" Baseline Oil & Gas:

        * The DSX properties generate significant sustainable cash flow. The Blessing Field area has an extensive production history;

        * High degree of operational control: Baseline will operate a 100% working interest in both its Blessing and Eliasville properties;


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        * Multi-year drilling inventory;

        * Excellent low risk PDNP and PUD opportunities can meaningfully ramp production and cash flow;

        * Significant probable locations within the same fault blocks;

        * Target high impact possible reserves in the other fault blocks in the same horizons;

        *Management estimates proforma proved reserves exceed 60 Bcfe, of which approximately 35% would be PDP and approximately 50% would be natural gas;

        * Balanced proforma mix of oil and natural gas reserves and production; and

        * Experienced management.

Thomas Kaetzer, Baseline's Chairman and Chief Executive Officer stated, "This is clearly a transformational acquisition for Baseline. The Company will become a substantial and focused E&P company, with the ability to materially increase our proforma production via the development of our Gulf Coast and north Texas assets, as well as the huge upside regarding the exploitation of our New Albany Shale project. This transaction will be immediately highly accretive to Baseline's production, cash flow and asset value, in keeping with management's ongoing commitment to build shareholder value."

For further information regarding the proposed transaction with DSX, reference is made to the Company's Current Report on Form 8-K, filed today with the Securities and Exchange Commission.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Baseline Oil & Gas Corp.'s projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements. Although Baseline Oil & Gas Corp. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production,


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changes in product prices and other risks disclosed in Baseline's Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.

Contact:

        Company Contact:     Thomas Kaetzer
                             Chief Executive Officer
                             (281) 591-6100